Exhibit 10.20

AGREEMENT, DATED JULY 21, 2000

Agreement between Sentry Technology Corporation,
a Delaware Corp., ("Company"),
Thomas Nicolette ("Nicolette"),
a New York Resident,
and Nicolette Consulting Group, LTD
a Delaware Corp., ("NCG")

           IT IS HEREBY AGREED AS FOLLOWS:

          1.      Nicolette resigns as Senior Executor Officer and employee of the Company effective June 12, 2000 (the "Separation Date").

          2.      The Company hereby engages NCG as a consultant, and NCG agrees to provide such consulting services to the Company, as are reasonably and expressly requested upon reasonable advance notice by the Company’s President and CEO, but no more than 10 hours per month. The term of NCG’s engagement shall commence as of June 13, 2000, and shall continue until February 12, 2002.

          3.      The Company will pay NCG for its consulting services a fee of $350,000, to be paid in twenty (20) monthly payments, in advance, of $17,500 commencing as of June 13, 2000. The Company will issue NCG an IRS Form 1099 with respect to such fee.

          4.      NCG will also be entitled to reimbursement for all reasonable expenses necessarily incurred by NCG in the performance of its consulting services, upon representation of an appropriate voucher.

          5.      Other than as expressly provided herein, all of Nicolette’s compensation and benefits will cease as of June 12, 2000. Nicolette and/or his dependents may continue Nicolette’s group medical benefits at Nicolette’s and/or their expense as provided by COBRA and Nicolette may convert Nicolette’s group life insurance to an individual policy in accordance with its terms. Nicolette will receive benefit continuation information under separate cover.

          6.      Nicolette will receive his vested account balance as of the Separation Date under the Company’s 401(k) plan in accordance with applicable law and the terms of such plan. Nicolette hereby acknowledges that Nicolette is not owed any accrued and/or unused vacation, whether before or after the Separation Date.

          7.      The Company assigns to Nicolette all right, title and interest in and to the car owned by the Company and utilized by Nicolette, at an agreed value of $5000, together with any insurance policy owned by the Company relating to such car, without payment to the Company by Nicolette, provided, however, that as of June 12, 2000, Nicolette shall be responsible for all costs associated with the car, excluding insurance through January 1, 2001.

          8.      The Company releases Nicolette from all obligations and/or restrictions under Nicolette's Employment Agreement (the "Employment Agreement") with the Company dated February 12, 1997, except for paragraph 11(B), paragraph 12, 13, and 14 thereof.

          9.      All Stock options issued to Nicolette prior to the date of this Agreement are deemed fully vested and will be exercisable in accordance with their terms; provided, however, that no such Stock option will be exercisable later than February 12, 2002 (the “Option Cutoff Date”). Notwithstanding the foregoing, the Option Cutoff Date will be extended through January 7, 2003 in the event the Company enters into an agreement on or before February 12, 2002, providing for the acquisition in one or more transactions by a third party of a majority of the voting securities of the Company.

          10.      In consideration for the Company’s release and the other payments and benefits under this Agreement, Nicolette, for himself and his heirs and assigns, hereby voluntarily and knowingly releases and forever discharges the Company, its predecessors, successors and assigns and their respective present and former officers, directors, agents and/or employees, in both their individual and representative capacities, (collectively, the “Released Parties”), from all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any nature and description whatsoever, whether or not now known, suspected or claimed, which Nicolette had, have, or may have, against the Released Parties including, without limitation, all actions, claims, demands, causes of action, obligations, damages liabilities, expenses and controversies of any kind which anise out of, relate to or are based on (1) Nicolette’s employment with the Company or the separation therefrom, (ii) statements, acts or omissions by the Company, Released Parties or their respective representatives, (iii) express or implied agreements between Nicolette, on the one hand, and the Company and/or Released Parties, on the other hand, (iv) any federal, state or local fair employment practices or civil rights law including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans with Disabilities Act and the Employee Retirement Income Security Act of 1974, which prohibit discrimination on such basis as race, color, religion, creed, national origin, ancestry, family and/or medical leave, citizenship status, sex, sexual orientation or preference, marital status, age or disability, (v) tort, common law, public policy or breach of contract claims, including, without limitation, claims for emotional distress, libel, slander, defamation, wrongful discharge, or any other claim concerning the Company’s night to terminate Nicolette’s employment, and (vi) any claim for wages, commission, bonuses, accrued vacation pay, employee benefits, stock, stock options, expenses, allowances and any other payment or compensation of any kind whatsoever. This release shall not include any claim or cause of action for contribution and/or indemnification arising out of a third-party litigation and any claim arising under this Agreement.

          11.      Unless Nicolette revokes this Agreement under paragraph 16 hereof, the Company voluntarily and knowingly releases and forever discharges Nicolette from all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any nature and description whatsoever, whether or not now known, suspected or claimed, which the Company had, has, or may have, against him. This release shall not include any claim or cause of action for contribution and/or indemnification arising out of a third-party litigation and any claim arising under this Agreement.

          12.      Nicolette will pay, be responsible for, hold harmless and indemnify the Company from all taxes owing on any payments and/or transfers by the Company to him under this Agreement, including the Company’s transfer to Nicolette of the title to the company car utilized by Nicolette.

          13.       The Company acknowledges that Nicolette has returned to it all Company property in his possession.

          14.      This Agreement is not an admission of any liability or wrongdoing by Nicole Company or the Released Parties.

          15.      Neither Nicolette nor the Company or Released Parties shall disparage each other. Nicolette will not disclose publicly the terms of this Agreement, except (i) to comply or to obtain enforcement of this Agreement, (ii) to his respective legal, financial or tax advisors (all of whom must first agree to be bound by this paragraph) and to the Internal Revenue Service or any state or local tax authority, and (iii) to any entity, if required by legal process, upon not less than 48 hours prior written notice to the Company. Nicolette agrees to cooperate with the Company and its attorneys if the Company elects to contest such legal process.

          16.      Nicolette acknowledges that:

-	he has read this Agreement in its entirety and understand all of its terms, including that it constitutes a general release of all claims against the Company and Released Parties;

-	lie has been advised, in writing, to review this Agreement with an attorney before signing it;

-	he has had a sufficient period of time of not less than 21 days within which to review this Agreement, including, without limitation, with his attorney, and that he has, in fact, done so with the firm of Warner & Scheuerman;

-	he knowingly and voluntarily agrees to all the terms and conditions contained in this Agreement; and

-	he has a seven-day period to revoke this Agreement after signing it and that such revocation must be in writing, hand delivered, and actually received by the Company within such period.

-	he acknowledges that this Agreement is supported by sufficient consideration to support the general release in paragraph 10.

          17.      The Company agrees to pay Nicolette's attorneys' fees in the sum of $750 connection with this Agreement.

          18.      By entering into this Agreement, Nicolette acknowledges that: (a) he waives any claim to reinstatement and/or future employment with the Company; and (b) he is not and shall not be entitled to any payments, benefits or other obligations from the Company and/or Released Parties, other than as set forth herein.

          19.      This Agreement will be governed and construed in accordance with the laws of the State of New York and all disputes arising out of or relating to this Agreement or its breach will be resolved in the courts located within the State of New York, New York County, and Nicolette, NCG, and the Company hereby submit exclusively to the Jurisdiction and venue of those New York courts.

          20.      Any notices provided to any party hereunder should be sent by overnight mail o delivery addressed as follows:
a.)	to the Company:

Anthony H.N. Schnelling
Interim Chief Executive Officer
Sentry Technology Corporation
350 Wireless Boulevard
Hauppauge, New York 11788

b.)	to Nicolette and/or NCG:

i)	7 Springhollow Road Centerport, New York 11721 and

ii)	Jonathan D. Warner, Esq., Warner & Scheuerman, 350 Fifth Avenue, Suite, 1229, New York, New York 10118.

Any notice of change of address shall only be effective when received.

          21.      This Agreement sets forth the entire agreement between the Company and Nicolette and/or NCG concerning its subject matter and supersedes any prior agreement or understanding including the Employment Agreement (except as contemplated by paragraph 8 hereof). This Agreement may only be modified by a writing signed by both parties. The provisions of this Agreement are severable and if any part is found to be unenforceable, the other parts shall remain valid and enforceable. Except as otherwise provided herein, no waiver by any party hereto of a breach by any other party of any condition or provision of the Agreement to be performed by any other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.

          22.      This Agreement shall inure to the benefit of and be binding upon a) the Company, its successors and assigns, including, without limitation, any corporation which may acquire all, or substantially all, of the Company’s assets and business or into which the Company may be consolidated or merged; b) Nicolette, his heirs, executors, administrators and legal representatives; and c) NCG, its successors and/or assigns; provided that neither Nicolette nor NCG shall assign its obligations hereunder.

          23.      An executed lax copy of this Agreement will be deemed an original for all purposes.

ACCEPTED AND AGREED:

SENTRY TECHNOLOGY CORPORATION By: /s/ William Perlmuth William Perlmuth, Chairman of the Board	NICOLETTE CONSULTING GROUP, LTD. By: /s/ Thomas A. Nicolette Thomas A. Nicolette, President

                     /s/Thomas A. Nicolette
Thomas A. Nicolette